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                                                                     Exhibit 5.1

                               September 24, 1999

SONUS Pharmaceuticals, Inc.
22026 20th Avenue, S.E.
Bothell, Washington  98021

        Re:    Registration Statement on Form S-8

Gentlemen:

               At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by SONUS Pharmaceuticals, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an additional 1,077,863 shares of the Company's common stock, $.001 par value ("Common Stock"), issuable under the Company's Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan - 1991, 1995 Stock Option Plan for Directors, Employee Stock Purchase Plan and 1999 Nonqualified Stock Incentive Plan (the "Plans").

               We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

               Based on the foregoing, it is our opinion that the 1,077,863 shares of Common Stock to be issued under the Plans against full payment in accordance with the respective terms and conditions of the Plans will be legally and validly issued, fully paid and nonassessable.

               We consent to the use of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            STRADLING, YOCCA, CARLSON & RAUTH




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